                                EXHIBIT 6.2


                   DAVID MEYRICK BILLINGE, DEIRDRE JENNIFER
                  SWINGLER, JOHN DAVID SWINGLER AND INTEGRITY
                     HOLDINGS LIMITED SHARE SALE AGREEMENT
                            DATED OCTOBER 1, 1998

DATED                             1st October                            1998
-----------------------------------------------------------------------------



                           DAVID MEYRICK BILLINGE

                         DEIRDRE JENNIFER SWINGLER

                            JOHN DAVID SWINGLER

                                  - AND -

                        INTEGRITY HOLDINGS LIMITED



          ----------------------------------------------------------

                           SHARE SALE AGREEMENT

          ----------------------------------------------------------



                             BEALE AND COMPANY
                               GARRICK HOUSE
                             27-32 KING STREET
                               COVENT GARDEN
                                   LONDON
                                 WC2E 8JD

                             Tel: 0171 240 3474
                             Fax: 0171 240 9111
                          DX: 51632 COVENT GARDEN
                        e-mail beale@dial.pipex.com

                            REF: MJA/VHT/152.2
                              SEPTEMBER 1998

                          SHARE SALE AGREEMENT


DATE:                          1st October 1998

PARTIES:

1.   "The Vendors"           Those persons whose names and addresses are set
                             out in column 1 of Schedule 1

2.   "The Purchaser"         Integrity Holdings Limited a company registered in
                             Nevada, USA whose registered office as at Suite
                             333, 3838 Camino Del Rio North, San Diego,
                             California 92108-1789.

OPERATIVE PROVISIONS:

1.    INTERPRETATION

1.1.  In this agreement, including the Schedules, other than Schedule 4:

1.1.1 the following words and expressions have the following meanings, unless they are inconsistent with the context:

      "Agreed Form"      means the form agreed between the parties on or
                         prior to the date of this agreement and initialled for the purpose of identification by their respective solicitors

      "CA"               means Companies Act 1985

      "CAA"              means Capital Allowances Act 1990

      "Companies Acts"   means CA and the former Companies Acts (within the
                         meaning of CA s 735(1)) and the Companies Act 1989

      "Company"          means Saracen Computer Systems Limited

      "Company's
        Auditors"        means Moore Stephens, Birmingham

      "Completion"       means completion of the purchase of the Shares in
                         accordance with clause 4

      "Completion
        Account" means the audited consolidated balance sheet of the Group Companies at the date of Completion and their audited consolidated profit and loss account for the period from the Last Accounts Date to the Effective Time

"Computer
 Software"           means that computer software written by the Company as
                     listed in Schedule [7E] together with the following relating to such software (a) all copies of the source code (b) the programmer's notes as to the design of the code and the steps taken to supplement functions of the programs (c) logic manuals and flow charts and user manuals and (d) original specification and design objectives

"Customer List"      means the record of names and contact details of all
                     current customers of the Business as the same is set out in Schedule [9] all prior customers of the Business or any part thereof of which the Company has records and whether stored electronically or in documentary or other form and including such software access or pass codes as are required to enable such information to be read and utilised

"Deed of
Indemnity for
Taxation"            means a deed in the form set out in Schedule 4

"Disclosure
Letter" means the disclosure letter of the same date as this agreement from the Vendors to the Purchaser

"Effective Time"     means the close of business on 31st July 1998

"Employees"          means the persons who at the Effective Time are employed by the Company as the same are set out in Schedule 7.

"FA"                 means Finance Act

"FRS" means a financial reporting standard issued by The Accounting Standards Board Limited or an SSAP

"Group
Companies"           means the Company and its subsidiaries for the time being

"ICTA"               means Income and Corporation Taxes Act 1988

"Information"        means all information owned by the Vendors and the
                     Company or in the Vendors or the Company's possession and reasonably required for the operation of the Business including information relating to the supply of work and materials to the Company, to the marketing of any products or services supplied by the Company including (to the extent they exist) the Customer List, sales targets, sales statistics, marketing surveys and reports, marketing research, all training manuals and other materials relating to training of Customers or Employees on computer software products, any advertising or other promotional materials and all records and the database relating to modifications to software carried out for customers of the Company

"Intellectual
Property Rights"     means all intellectual property rights of the Company
                     including the service marks, trade marks, registered designs and copyrights in any part of the world whether registered or unregistered and including all applications and rights to register the same and the copyright in all drawings, plans, specifications, designs and computer software owned by the Company and used in or for the purpose of the Company's business and all know-how and confidential information so owned and used

"ITA"                means Inheritance Tax Act 1984

"Last Accounts
Date" means 31st October 1997 (being the date to which the Principal Accounts have been prepared)

"Planning Acts"      means as defined in the Town and Country Planning Act
                     1990 s336

"Prepayments"        means the sums paid by customers against invoices issued
                     prior to the 1st September 1998 by the Company for maintenance, training or software support services for any period or periods extending or commencing after the 1st
                     September 1998 as the same are set out in Schedule [8] the total received and the apportioned value of the Prepayment relating to each contract

"Principal
Accounts"            means the audited balance sheet as at the Last Accounts
                     Date and audited profit and loss account for the year ended on the Last Accounts Date of the Company

"Purchaser's
Solicitors"          means Beale and Company of Garrick House, 27-32 King
                     Street, Covent Garden, London WC2E 8JD (telephone number
                     0171 240 3474 ref: MJA)

"Shares" means the shares set out in Schedule I comprising the whole of the issued and allotted share capital of the Company

"Subsidiary"         means a subsidiary as defined in the Companies Act 1985
                     s736 of the Company

"Taxation"           means all forms of taxation duties imports and levies
                     whatsoever and whenever imposed and whether of the United
                     Kingdom or elsewhere and without prejudice to the generality of that expression includes corporation tax and such other taxes as appear under the definition of "Taxation" in the Deed of Indemnity for Taxation in
                     Schedule 4

"TCGA"               means Taxation of Chargeable Gains Act 1992

"TMA"                means Taxes Management Act 1970

"VATA"               means Value Added Tax Act 1994

"Vendor" means the person whose names and address is set out in column 1 of Schedule 1

"Vendors'
Solicitors"          means Messrs Daniels of County Chambers, 6 Chestergate,
                     Macclesfield, Cheshire SK1 18B (ref: TRL)

"Warranties"         means the warranties and undertakings of the Vendor
                     contained in clause 5 and Schedule 3

"Warranty Claim"     means any claim made by the Purchaser for breach of any of the Warranties or any claim made by the Company under the Deed of Indemnity for Taxation or the Deed of Indemnity for Liabilities

1.1.2 all references to statutory provisions shall be construed as including references to:

(a)    any statutory modification, consolidation or re-enanctment;

(b)    all statutory instruments or orders made pursuant to it;

(c) any statutory provisions of which it is a modification, consolidation or re-enactment;

1.1.3 any reference to the Vendors includes, where appropriate, their respective personal representatives;

1.1.4 a reference to an SSAP is a reference to a Statement of Standard Accounting Practice adopted by the Accounting Standards Board Limited;

1.1.5 except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any gender include all genders; words denoting persons include firms and corporations and vice versa;

1.1.6 unless otherwise stated, a reference to a clause, sub-clause or Schedule is a reference to a clause or a sub-clause of, or a Schedule to, this agreement;

1.2 Clause headings are for ease of reference only and do not affect the construction of this agreement.

2.   AGREEMENT FOR SALE

2.1 Subject to the terms and conditions of this agreement, the Vendors shall sell with full guarantee and the Purchaser shall purchase the Shares free from all liens, charges and encumbrances and with all rights attaching to them, with effect from the Effective Time.

2.2 The Vendors hereby waive any pre-emption rights they may have in relation to any of the Shares under the articles of association of the Company or otherwise.

3.   PURCHASE CONSIDERATION

3.1 The purchase consideration for the Shares shall be L950,000 (nine hundred and fifty thousand pounds sterling.

     The consideration shall be apportioned between the Vendors pro rata to their respective shareholdings as set out in Schedule I.

3.2  The consideration shall be satisfied on completion as follows:-

     3.2.1   L353,000 in cash;

     3.2.2 the grant of an option to each of the Vendors to purchase shares in the Purchaser in the form of the Share Option Agreements annexed hereto;

     3.2.3 the issue on completion of restricted shares in the Purchaser to a value of L50,000 sterling as at the date of completion

4.   COMPLETION

4.1  This agreement is conditional upon:

     1. Approval by the Vendors of the Share Options referred to in clause 3.2.2.

     2.      Approval by the Purchaser of the Disclosure Letter.

     3. Agreement between the Purchaser and David Meyrick Billinge of the restraints to be placed on him following the termination of his employment with the Company (howsoever determined) such restraints to be in any event for a period no longer than one year from the date of termination.

     Completion shall take place on 25th September 1998 or within 24 hours of the last of the conditions being met whichever shall be the earlier. Time shall be of the essence in this regard.

4.2  On Completion the Vendors shall deliver to the Purchaser:

     4.2.1 duly completed and signed transfers in favour of the Purchaser or as it may direct in respect of the Shares together with the relevant share certificates;

     4.2.2 the Deed of Indemnity for Taxation duly executed by the Vendors and the Company;

     4.2.3   The Vendor's executed Deed of Covenant in the form of attached
             Schedule 8;

     4.2.4 the resignations of the directors other than David Meyrick Billinge, Alan Peter Stephens and the secretary from their respective offices in the Company, with a written acknowledgement under seal from each of them in such form as the Purchaser requires that he has no claim against the Company in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever;

     4.2.5 the statutory books of the Company complete and up-to-date and common seals;

     4.2.6 written confirmation from the Vendors that there are no subsisting guarantees indemnities or other obligations given by the Company in their favour and they will not be indebted to the Company; or vice versa.

4.3 The Vendors shall repay all monies then owing by them to the Company whether due for payment or not.

4.4  A board meeting of the Company shall be held at which:

     4.4.1 such persons as the Purchaser may nominate shall be appointed additional directors:

     4.4.2 the transfers referred to in clauses 4.2.1 (as the case may be) shall be approved (subject to stamping); and

     4.4.3 the resignations referred to in clauses 4.2.4 shall be submitted and accepted.

4.5 Upon completion of the matters referred to in clauses 4.2 to 4.5 the Purchaser shall deliver to the Vendors' Solicitors a banker's draft for the sum of L353,000 in respect of the purchase consideration referred to in clause 3.2.1 duly executed Share Option Agreements, and undertaking by Purchaser to issue share certificates in respect of L50,000 restricted shares in the Purchaser.

4.6 The Purchaser may in its absolute discretion waive any requirement contained in clauses 4.2 to 4.6, and shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with this agreement, but may instead rescind this agreement without prejudice to any other remedy it may have.

5.   WARRANTIES AND UNDERTAKINGS BY THE VENDORS

5.1 In consideration for the obligations undertaken under this agreement the Vendors (save and except for Susan Irene Billinge one of the Vendors) warrant to the Purchaser that:

     5.1.1 they have and will have full power and authority to enter into and perform this agreement and the Deed of Indemnity for Taxation which constitute or when executed will constitute binding obligations in accordance with their respective terms;

     5.1.2 the Shares will at Completion constitute the whole of the issued and allotted share capital of the Company;

     5.1.3 there is and at Completion will be no pledge, lien or other encumbrance on, over or affecting the shares and there is and at Completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

     5.1.4 the Vendors own absolutely and will be entitled to transfer or procure the transfer of the full legal and beneficial ownership of the Shares to the Purchaser on the terms of this agreement without the consent of any third party;

     5.1.5 the information in Schedule 2 relating to the Company is true and accurate in all respects;

     5.1.6 save as fully and fairly disclosed in the Disclosure Letter, the Warranties in Schedule 3 are true and accurate in all respects at the dates of this agreement and will continue to be so up to and including the day of Completion;

     5.1.7 the contents of the Disclosure Letter and of all accompanying documents are true and accurate in all material respects and fairly disclose every matter to which they relate;

     5.1.8 in the period from the Effective Time to Completion the Company has been run in a proper manner in good faith by the Vendors taking into account the Purchaser's interest directions and instructions and during such period nothing has occurred or been done by the Vendors, or to the Vendors' knowledge, which if not disclosed might reasonably have been expected to affect the Purchaser's decision to enter into this Agreement.

5.2 The Vendors undertake in relation to any Warranty which refers to the knowledge, information or belief of the Vendors, that they have made full enquiry into the subject matter of that Warranty.

5.3 Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no clause contained in this agreement shall govern or limit the extent or application of any other clause.

5.4 The Vendors undertake with the Purchaser that they will promptly disclose in writing to the Purchaser any event or circumstance, which arises or becomes known to it after the date of this agreement and prior to Completion, which is inconsistent with any of the Warranties or the contents of the Disclosure Letter or which might be material to be known by a purchaser for value of the Shares.

5.5 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion, by any investigation made by it or on its behalf into the affairs of the Company, by its rescinding, or failing to rescind this agreement, or failing to exercise or delaying the exercise of any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

5.6 None of the information supplied by the Company or its professional advisers prior to the date of this agreement to the Vendors or their agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Company to the Vendors, and the Vendors waives any claims against the Company which they might otherwise have in respect of it.

5.7 The Vendors shall procure that, except so far as may be necessary to give effect to this agreement, the Company shall not at any time prior to Completion without the prior written consent of the
        Purchaser:

        5.7.1 do, procure or allow anything which may cause, constitute or result in a breach of the Warranties; or

        5.7.2 in any way depart from the usual course of business of the Company as regards its nature, scope or manner.

5.8 The Vendors shall procure that prior to Completion the Purchaser, its agents, representatives, accountants and solicitors are given promptly on request all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Company, and of the documents of title and other evidence of ownership of its assets, as the Purchaser may require.

5.9 The Purchaser shall be entitled to set off against any amount of consideration that remains to be paid under this agreement to the Vendors the amount of the liability of the Vendors in respect of a breach of the warranties or a breach of any other provisions of this agreement.

5.10    If there is a breach of any of the Warranties and;

        5.10.1 the value of the Company or any of its assets is less than it would have been at the Effective Time in the absence of the breach; or

        5.10.2 the Purchaser incurs a liability which it would not have incurred or which exceeds the liability it would have incurred had matters been as warranted; or

        5.10.3 as a result of the breach or of matters not being as warranted the Purchaser suffers loss, costs or expenses or does not receive any benefit, gain or profit which otherwise could reasonably have been expected to accrue;

        then without affecting the Purchaser's other rights the Vendors shall pay to the Purchaser in cash by way of damages an amount equal to the resulting diminution of value or the liability or excess liability and the loss, costs and expenses so as to put the Purchaser into the position which it would have been in if the Warranties had been true and accurate and had not been breached.

5.11 The Vendors undertake to indemnify the Purchaser against any costs including costs on an indemnity basis, expenses and other liabilities (together with any VAT thereon which is not recoverable by the Purchaser) which the Purchaser may incur either before or after the commencement of any action, in connection with:

        5.11.1 the settlement of any claim by the Purchaser that there has been a breach of the Warranties;

        5.11.2 any legal proceedings in which the Purchaser claims that there has been a breach of the Warranties and in which judgment is given in favour of the Purchaser; or

        5.11.3 the enforcement of any such settlement, compromise or judgment.

5.12 Notwithstanding any other provisions of this Agreement the liability of the Vendors hereunder shall be limited in accordance with the provisions of Schedule 5 and the provisions of such Schedule shall have effect.

6.      PENSIONS

6.1 In the event that any surplus monies arise to the Company from the following schemes namely:--

        Saracen Computer Systems Pension SSAS or
        Saracen Computer Systems Executive Pension Schemes
               Policy Numbers H338130/1 and/2

        then the Purchaser shall procure that such monies shall forthwith be paid by the Company to JD & DJ Swingler or their respective estates as the case may be.

7.      RESTRICTIVE AGREEMENT

7.1 For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Company, J.D. Swingler and D.J. Swingler have agreed to execute covenants in the form of Schedule 6.

8.      TAX MATTERS

8.1 The Vendors agree to approve and to file the statutory accounts for the period ending 31/10/1997 and to submit the Tax Return and tax computations and make any tax payment due to the Inland Revenue for the financial period ending 31/10/1997 before Completion and shall disclose copies thereof and all correspondence with Inland Revenue in respect thereto.

9.      GENERAL

9.1 Any written announcement will, if the Vendors so require, be sent to customers of the Company shortly after Completion. Other and subsequent announcements may be made by the Company or the Purchaser provided these follow the principles of and do not contradict the agreed announcement.

9.2 If this agreement ceases to have effect the Purchaser will release and return to the Company all documents concerning it provided to the Purchaser or its advisers in connection with this agreement and will not use or make available to any other person any information which it or its advisers have been given in respect of the Company and which is not in the public domain.

9.3 All expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this agreement shall be borne solely by the party who incurred the liability and the Company shall have no liability in respect of them.

10.     COMMUNICATIONS

10.1 All communications between the parties with respect to this agreement shall be delivered by hand or sent by first-class post to the address of the addressee as set out in this agreement, or to such other address (being in Great Britain) as the addressee may from time to time have notified for the purpose of this clause, or sent by facsimile transmission (with confirmation by letter posted first-class within 24 hours).

10.2    Communications shall be deemed to have been received:

        10.2.1 if sent by first-class post: 3 business days after posting exclusive of the day of posting;

        10.2.2    if delivered by hand: on the day of delivery;

        10.2.3 if sent by facsimile transmission: at the time of transmission.

10.3 Communications addressed to the Purchaser shall be marked for the attention of Mr. Paul Carroll with copies to the Purchaser's Solicitors.

10.4   In proving service:

       10.4.1 by delivery by hand: it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

       10.4.2 by post: it shall be necessary only to prove that the communication, or letter of confirmation, was contained in an envelope which was duly addressed posted in accordance with this clause:

       10.4.3 by facsimile transmission: it shall be necessary only to prove that the facsimile message was properly addressed transmitted and confirmation received from the recipient's fax machine or operator as the case may be.

11.    ENTIRE AGREEMENT AND SCHEDULES

11.1 This agreement and the Schedules constitute the entire agreement and understanding between the parties with respect to all matters which are referred to.

11.2   The Schedules form part of this agreement.

11.3   This agreement binds each party's successors and assigns.

11.4 None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

12.    INVALIDITY

12.1 If any term or provision in this agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this agreement and the remainder of the agreement shall not be affected.

13.    FURTHER ASSURANCE

13.1 The Vendors shall as its own cost (other than disbursements which shall be at the Purchaser's costs) execute all such documents or do or procure the doing of such acts and things after Completion as the Purchaser shall reasonably require in order to give effect to this agreement and give to the Purchaser the full benefit thereof.



IN WITNESS whereof the parties have by their authorised representatives duly signed this agreement the day and year first before written


[PAGE 12]

                                      SCHEDULE 1


VENDOR'S HOLDINGS

VENDORS' NAME AND ADDRESS


                                        NUMBER AND       CASH             OPTIONS          VALUE
                                        DENOMINATION     CONSIDERATION    SHARES              OF
                                                                                           SHARES
1.   David Meyrick                      250 at L1        17,650           7,612             2500
     Billinge
     21 Moisty Lane
     Marchington
     Uttoxeter
     Staffordshire
     ST 14 8JY

2.   Susan Irene Billinge               250 at L1        17,650           7,612             2500
     21 Moisty Lane
     as aforesaid

3.   Deirdre Jennifer Swingler          2250 at L1       158,850          68,512           22500

     Woodroffe Cliff Cottage
     Marchington Woodlands
     Uttoxeter
     Staffordshire
     ST14 8PS

4.   John David Swingler                2250 at L1       158,850          68,512           22500
     (as above)
                                        ----
                                        5000



[PAGE 13]

                                      SCHEDULE 2

THE COMPANY

Company Name:            Saracen Computer Systems Limited

Company Number:          1930247

Date of Incorporation:   12/7/1985

Share Capital:

     authorised:         L100,000

     issued:             L5000

Registered Office:       St. Mary's House, Church Street, Uttoxeter,
                         Staffordshire ST14 8AG

Directors:               David M Billinge
                         Deirdre J Swingler
                         John D Swingler
                         Alan P Stephens


Secretary:               Deirdre J Swingler


[PAGE 14]

                                      SCHEDULE 3

WARRANTIES

1.     Accounts

1.1    The Principal Accounts

       1.1 The Principal Accounts were prepared in accordance with the historical cost convention; and the bases and policies of accounting adopted for the purpose of preparing the Principal Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the two last preceding accounting periods;

       1.1.2  The Principal Accounts:

              (a) give a true and fair view of the assets and liabilities of the Company at the Last Accounts Date and its profits for the financial period ended on that date;

              (b) properly reflect the financial position of the Company as at their date; and

              (c) fully disclose all the assets and liabilities of the Company as at their date.

1.2    VALUATION OF STOCK-IN-TRADE AND WORK IN PROGRESS

       1.2.1 In the Principal Accounts work in progress of the Company has been treated in accordance with SSAP9.

1.3    DEPRECIATION OF FIXED ASSETS

       1.3.1 In the Principal Accounts the fixed assets of the Company have been depreciated in accordance with SSAP 12.

1.4    DEFERRED TAXATION

       1.4.1 Where provision for deferred taxation is not made in the Principal Accounts, full details of the amounts of such deferred taxation have been disclosed in the Disclosure Letter.

1.5    ACCOUNTING REFERENCE DATE

       1.5.1 The accounting reference date of the Company for the purposes of CA s 224 is [ILLEGIBLE] and there has not at any time been any other such date.


[PAGE 17]

1.6    BOOK DEBTS

       1.6.1 The vendors are not aware that any of the amounts due from debtors as at Completion (less the amount of any relevant provision or reserve, determined on the same basis as that applied in the Principal Accounts and disclosed in the Disclosure Letter) will be recoverable in full in the ordinary course of business and none of those debts is subject to any counter-claim or set off, except to the extent of any such provision or reserve.

1.7    BOOKS AND RECORDS

       1.7.1 All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Company:

              (a)    are in its possession;

              (b)    have been fully properly and accurately kept and completed;

              (c) do not contain any material inaccuracies or discrepencies of any kind;

              (d) show a true and fair view of it trading transactions and its financial, contractual and trading position.

2.     CORPORATE MATTERS

2.1    DIRECTORS AND SHADOW DIRECTORS

       2.1.1 The only directors of the Company are the persons whose names are listed in relation to the Company in Schedule 2.

       2.1.2 No person is a shadow director (within the meaning of CA s 741) of the Company but is not treated as one of its directors for all the purposes of that Act.

2.2    SUBSIDIARIES, ASSOCIATIONS AND BRANCHES

       2.2.1 The Company:

              (a) is not the holder or beneficial owner of nor has it agreed to acquire any share or loan capital of any company (whether incorporated in the United Kingdom or elsewhere);

              (b) does not have outside the United Kingdom any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double taxation relief order current at the date of this agreement).

2.3    OPTIONS OVER THE COMPANY'S CAPITAL

       2.3.1 Except as required by this agreement, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option or right of pre-emption or conversion).

2.4    NEW ISSUES OF CAPITAL

       2.4.1 No share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Company since the Last Accounts Date.

2.5    COMMISSIONS

       2.5.1 No one is entitled to receive from the Company any finder's fees, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

2.6    MEMORANDA AND ARTICLES OF ASSOCIATION, STATUTORY BOOKS AND RESOLUTIONS

       2.6.1 The copy of the memorandum and articles of association for the Company attached to the Disclosure Letter is accurate and complete in all respects and has embodied in it or annexed to it a copy of every such resolution as is referred to in CA s 380.

       2.6.2 The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal.

       2.6.3 No notice or allegation that any of the foregoing is incorrect or should be rectified has been received.

       2.6.4 Since the Last Accounts Date no alteration has been made to the memorandum or articles of association of the Company and no resolution of any kind of the shareholders of the Company has been passed (other than resolutions relating to business at annual general meetings which was not special business) and, pending Completion, no resolution shall be passed without the prior written consent of the Purchaser.

2.7    DOCUMENTS FILED

       2.7.1 All returns, particulars, resolutions and documents required by the Companies Act or any other legislation to be filed with the Registrar of Companies, or any other authority, in respect of the Company have been duly filed and were correct; and due compliance has been made with all the provisions of the Companies Acts and other legal requirements in connection with the formation of the Company, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

       2.7.2 All charges in favour of the Company have (if appropriate) been registered in accordance with the provisions of Ca ss 395, 409, 410 and 424.

2.8    POSSESSION OF DOCUMENTS

       2.8.1 All title deeds relating to the assets of the Company, and an executed copy of all agreements to which the Company is a party, and the original copies of all other documents which are owned by or which ought to be in the possession of the Company are in its possession.

2.9    INVESTIGATIONS

       2.9.1 There are not pending, or in existence, any investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

2.10   INFORMATION DISCLOSED TO PURCHASER CORRECT

       2.10.1 All information given by any of the Vendors, the Vendors' Solicitors to the Purchaser, the Purchaser's Solicitors or the Purchaser's accountants relating to the business, activities, affairs, or assets or liabilities of the Company was, when given, and is now accurate and comprehensive in all respects.

       2.10.2 There are no material facts or circumstances, in relation to the assets, business or financial condition of the Company, which have not been fully and fairly disclosed in writing to the Purchaser or the Purchaser's Solicitors, and which, if disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this agreement.

3.     TAXATION

3.1    Administration

       3.1.1 All returns, computations and payments which should be or should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is or is likely to be the subject of any dispute with the Inland Revenue or other Taxation authorities.

       3.1.2 All particulars furnished to the Inland Revenue or other Taxation authorities, in connection with the application for any consent or clearance on behalf of the Company, or affecting the Company made since the Last Accounts Date, fully and accurately disclosed all facts and circumstances material for the decision of those authorities; any consent or clearance is valid and effective; and any transaction, for which consent or clearance has previously been obtained, has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

       3.1.3 The Company has not, since the Last Accounts Date, taken any action which has had, or might have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously negotiated with the Commissioners of Inland Revenue, the Commissioners of Customs and Excise or other Taxation authorities.

       3.1.4 The Company has not, since the Last Accounts Date, paid or become liable to pay any penalty or interest charged by virtue of the provisions of TMA or any other Taxation statute.

       3.1.5 The Company has properly operated the PAYE system, by deducting tax, as required by law, from all payments made or treated as made to its employees or former employees, and accounting to the Inland Revenue for all tax deducted by it and for all tax chargeable on benefits provided for its employees or former employees.

3.2    TAXATION CLAIMS, LIABILITIES AND RELIEFS

       3.2.1 There are set out in the Disclosure Letter with express reference to this clause full details of all matters relating to Taxation in respect of which the Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement:

              (a) to make any claim (including a supplementary claim) for relief under ICTA 1970, ICTA 1988 or any other Taxation statute;

              (b) to make any election for one type of relief, or one basis system or method of Taxation, as opposed to another;

              (c) to make any appeal (including a further appeal) against an assessment to Taxation;

              (d)    to make any application for the postponement of Taxation;

              (e) to disclaim or require the postponement or reduction of any allowance.

       3.2.2 The Company has not made nor is it entitled to make a claim under TCGA S24(2) (Assets lost or destroyed, or whose value becomes negligible) or s280 (Consideration payable in instalments) or under Schedule 4 (Deferred charges on gains before 31 March
              1982).

       3.2.3 The Company is not nor will it become liable to pay, or make reimbursement or indemnity in respect of any Taxation (or any amount corresponding to Taxation) in consequence of the failure by any other person (not being a Company) to discharge that Taxation or amount within any specified period or otherwise, where the Taxation or amount relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.


[PAGE 21]

       3.2.4 No relief (whether by way of deduction, reduction, set-off exemption, repayment or allowance, or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at any time after Completion.

3.3    DISTRIBUTIONS AND DEDUCTIBILITY OF PAYMENTS

       3.3.1 The Company has not repaid, nor agreed to repay or redeemed or agreed to redeem its share capital or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description.

       3.3.2 No security (within the meaning of ICTA s254(1) (Company distributions, tax credits etc: Interpretation) issued by the Company and outstanding at the date of this agreement was issued in such circumstances that the interest payable on it, or any other payment in respect of it, falls to be treated as a distribution under ICTA s209 (Meaning of 'distribution').

       3.3.3 No rents, interest, annual payments or other sums of an income nature paid or payable since the Last Accounts Date by the Company or which the Company is under an obligation to pay in the future are or may be wholly or partially disallowable as deductions in computing profits or as charges against profits, for the purposes of corporation tax, by reason of the provisions of ICTA s74 (General rules as to deductions not allowable), ICTA s125
              (Annual payments for non-taxable consideration), ICTA s338 (allowance of charges on income and capital), ICTA s770
              (Sales etc, at undervalue or overvalue), ICTA s779 to s785 (Leased assets), ICTA s787 (Restriction of relief for payments of interest) or otherwise.

       3.3.4 The Company has not received a capital distribution to which the provisions of TCGA s189 (Capital distribution of chargeable gains: recovery of tax from shareholder) could apply.

3.4    CARRY FORWARD OF LOSSES AND ACT

       3.4.1 Nothing has been done, and no event or series of events has occurred, which might cause in relation to the Company the disallowance of the carry forward of losses, excess charges or advance corporation tax under the provisions of ICTA s343 (company reconstructions), ICTA s393 (Losses other than terminal losses), ICTA s768 (Change in ownership of company: disallowance of trading losses) s768A (change in ownership: disallowance of carry back of trading losses), S768B (change in ownership of investment company: deductions generally) or ICTA s245 (Calculation etc of ACT on change of ownership of company) or s245A (Restriction on application of s240 in certain circumstances).


[PAGE 22]

3.6    GROUP RELIEF AND SURRENDER OF SURPLUS ACT

       3.6.1 The Company has not been, nor is it entitled to be, treated as within a group for the purposes of ICTA Part X Ch.IV.

3.7    CAPITAL ALLOWANCES

       3.7.1 All capital allowances made or to be made to the Company in respect of capital expenditure incurred prior to the date of this agreement or to be incurred under any subsisting commitment have been made or will be made in taxing its trade.

       3.7.2 Since the Last Accounts Date the Company has not done, or omitted to do, or agreed to do, or permitted to be done, any act as a result of which any disposal value may be brought into account under CAA s24 (Writing-down allowances and balancing adjustments) or there may be any recovery of excess relief within CAA s46 (Recovery of excess relief).

3.8    TRANSACTIONS NOT AT ARM'S LENGTH

       3.8.1 The Company has not carried out nor been engaged in, any transaction or arrangement to which the provisions of ICTA s770 (Sale, etc, at an undervalue or overvalue) have been or may be applied.

       3.8.2 The Company has not owned nor has agreed to acquire any asset, nor has received nor agreed to receive any services or facilities (including without limitation the benefit of any licenses or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value or determined otherwise than on an arm's length basis.

       3.8.3 The Company has not disposed of or acquired any asset in such circumstances that the provisions of TCGA s17 (Disposals and acquisitions treated as made at market value) could apply.

3.9    BASE VALUES AND ACQUISITION COSTS

       3.9.1 The Company has not, since the Last Accounts Date, engaged in any transaction in respect of which there may be substituted for any purpose of Taxation a different consideration for the actual consideration given or received by it.

3.10   TAX AVOIDANCE

       3.10.1 The Company has not since the Last Accounts Date engaged in or been a party to any scheme or arrangement of which the main purpose, or


[PAGE 23]
       one of the main purposes, was the avoidance of or a reduction in liability to Taxation; and, in particular but without limitation, the Company has not been a party to or otherwise involved in any transaction to which any of the following provisions could apply:

       (a) ICTA s240 (Set-off of company surplus ACT against subsidiary's liability to corporation tax);

       (b) ICTA s410 (Group relief: arrangements for transfer of company to another group or consortium); s 395 (Leasing contracts: and company reconstructions); and s 116 (Partnerships involving companies: arrangements for transferring relief);

       (c) ICTA ss729 or 730 (Tax avoidance: other transfers of securities), ss731 to 735 inclusive (Purchase and sale of securities) or ss 736 or 737 (Miscellaneous provisions relating to securities);

       (d) ICTA s774 (Transactions between dealing company and associated company);

       (e)    ICTA s779 (Sale and lease-back: limitation on tax reliefs);

       (f)    ICTA s781 (Assets leased to traders and others);

       (g)    ICTA s786 (Transactions associated with loans or credit);

       (h)    TCGA s29 (Value shifting)

       (i) TCGA s106 (Disposal of shares and securities within prescribed period of acquisition).

3.10.2 The Company has not since the Last Accounts Date been a party to any transaction to which any of the following provisions has been or could be applied other than transactions in respect of which all necessary consents or clearances have been obtained:

       (a) ICTA ss703-709 (Cancellation of tax advantages from certain transactions in securities);

       (b)    ICTA s765 (Migration etc of companies);

       (c)    ICTA s776 (Transactions in land: taxation of capital gains);

       (d)    TCGA ss135-138 (Company reconstructions and amalgamations).

       (e) TCGA s139 (Reconstruction or amalgamation involving transfer of business)

[page 24]

3.11   DEPRECIATORY TRANSACTIONS

       3.11.1 No allowable loss, which may accrue on the disposal by the Company of any asset, is likely to be reduced by reason of the provisions of TCGA s176 (Transactions in a group) or s177 (Dividend stripping) and no chargeable gain or allowable loss arising on a disposal is likely to be adjusted in accordance with s30 (Tax free benefits).

3.12   UNREMITTABLE INCOME AND CAPITAL GAINS

       3.12.1 The Company has not either received or become entitled to any income which is "unremittable income", within the meaning of ICTA s584 (Relief for unremittable overseas income), or any gain to which the provisions of TCGA s279 (Foreign assets: delayed remittances) could apply.

3.13   DEMERGERS AND PURCHASE OF OWN SHARES

       3.13.1 The Company has not been engaged in or been a party to any of the transactions set out in ICTA ss 213 or 218 (Demergers) nor has made or received a chargeable payment as defined in s 214 (Chargeable payments connected with exempt distributions).

       3.13.2 The Company has never at any time redeemed, repaid or purchased or agreed to redeem, repay or purchase, any of its own shares.

3.14   CAPITAL LOSSES

       3.14.1 The Company has never incurred a capital loss to which the provisions of TCGA s18(3) (Transactions between connected persons) are applicable.

3.15   ACQUISITIONS FROM GROUP MEMBERS

       3.15.1 The Company does not own any asset which was acquired from another company which was at the time a member of the same group of companies (as defined in TCGA s170 (Groups of companies: definitions)) as the relevant Company, and which owned that asset otherwise than as trading stock within the meaning of s173 (Transfers within the company: trading stock).

       3.15.2 The execution or completion of this agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes, whether pursuant to TCGA s179 (Company ceasing to be a member of the company) or otherwise.

3.16   GIFTS INVOLVING GROUP COMPANIES

       3.16.1 The Company has not held nor holds shares in a company (not being another group company) which has made any such transfer as is referred to in TCGA s125 (Shares in close company transferring assets at an

[page 25]
              undervalue); and the Company has not received any assets by way of gift as mentioned in TCGA s282 (Gifts: recovery from donee).

3.17   VALUE ADDED TAX

       3.17.1 The Company:

              (a) has duly registered and is a taxable person for the purposes of value added tax;

              (b) has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax;

              (c) maintains complete, correct and up-to-date records for the purposes of the relevant legislation;

              (d) is not in arrears with any payment or returns, or liable to any abnormal or non-routine payment, or any forfeiture or penalty, or to be operation of any penal provision;

              (e) has not been required by the Commissioners of Customs and Excuse to give security;

              (f) has not applied for treatment as a member of a group which includes any company other than the company;

              (g) is not and has not agreed to become an agent, manager or factor (for the purposes of VATA s47 (Agents, etc)) of any person who is not resident in the United Kingdom.

       3.17.2 The Disclosure Letter contains full particulars of any claim for bad debt relief made or which may be made by the Company under VATA s36 (Refund of tax in cases of bad debts).

       3.17.3 The Company has never received a penalty liability notice under VATA s59 or s64 (Persistent misdeclaration resulting in understatements or overclaims) nor may be liable for a penalty under s63 (Penalty for misdeclaration or neglect).

3.18   INHERITANCE TAX

       3.18.1 No transfer of value (as defined in ITA s 3 (Transfers of Value) has at any time been made by the Company.

3.19   STAMP DUTY AND CAPITAL DUTY

       3.19.1 Within the five years ending on the date of this agreement, the Company has not made any claim for relief or exemption under FA 1930 s 42 (Relief from capital and transfer stamp duty in case of reconstructions or amalgamations of companies).

[page 26]

4.     FINANCE

4.1    CAPITAL COMMITMENTS

       4.1.1 There were no commitments on capital account outstanding at the Last Accounts Date and since the Last Accounts Date the Company has not made nor agreed to make any capital expenditure, nor incurred or agreed to incur any capital commitments nor has it disposed of or realised any capital assets or any interest therein.

4.2    DIVIDENDS AND DISTRIBUTIONS

       4.2.1 Since the Last Accounts Date no dividend or other distribution (as defined in ICTA Part VI Ch II as extended by ICTA s418) has been or is treated as having been declared, made or paid by the Company.

       4.2.2 All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its articles of association and the applicable provisions of the Companies Acts.

4.3    BANK AND OTHER BORROWINGS

       4.3.1 Full details of all limits on the Company's bank overdraft facilities are accurately set out in the Disclosure Letter and the Company's bank account is accurately described under the definition Company Bank Account in this agreement and there are no other bank accounts belonging to the Company or in which cash is being held on the Company's behalf.

       4.3.2 The total amount borrowed by the Company from its bankers does not exceed its respective overdraft facilities.

       4.3.3 The total amount borrowed by the Company (as determined in accordance with the provisions of the relevant instrument) does not exceed any limitation on its borrowing powers contained in its articles of association, or in any debenture or other deed or document binding upon it.

       4.3.4 The Company does not have outstanding, nor has it agreed to create or issue, any loan capital; nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Last Accounts.

       4.3.5 The Company has not since the Last Accounts Date repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

       4.3.6 The Company has not received notice (whether formal or informal) from any lenders of money to it, requiring repayment or intimating the


[PAGE 27]
              enforcement of any security the lender may hold over any of its assets; and there are no circumstances likely to give rise to any such notice.

4.4    LOANS BY AND DEBTS DUE TO THE COMPANY

       4.4.1 The Company has not lent any money which has not been repaid to it, nor does it own the benefit of any debt (whether or not due for payment), other than debts which have arisen in the ordinary course of its business; and the Company has not made any loan or quasi-loan contrary to the Companies Acts.

4.5    LIABILITIES

       4.5.1 There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company other than those liabilities disclosed in the Last Accounts or incurred in the ordinary and proper course of trading since the Last Accounts Date.

       4.5.2 There has been no exercise, purported exercise or claim for any charge, lien, encumbrance or equity over any of the fixed assets of the Company; and there is no dispute directly or indirectly relating to any of its fixed assets.

       4.5.3 The Company has never been the tenant of, or a guarantor in respect of, any leasehold property.

4.6    BANK ACCOUNTS

       4.6.1 An accurate and complete statement of the Company Bank Account has been supplied to the Purchaser.

4.7    CONTINUATION OF FACILITIES

       4.7.1  The Company has no overdraft facility.

4.8    GOVERNMENT GRANTS

       4.8.1 Full details of all grants, subsidies or financial assistance applied for or received by the Company from any governmental department or agency or any local or other authority are set out in the Disclosure Letter.

       4.8.2 The Company has never done or omitted to do any act or thing which could result in all or any part of any investment grant, employment subsidy or other similar payment made, or due to be made, to it becoming repayable or being forfeited or withheld in whole or in part.

TRADING

5.1     CHANGES SINCE LAST ACCOUNTS DATE

5.1.1   Since the Last Accounts Date:


[PAGE 28]

              (a) the business of the Company has been continued in the ordinary and normal course; and

              (b) the Company has not by doing or omitting to do anything prejudiced its goodwill.

5.2    VENDORS' LIABILITIES TO THE COMPANY

       5.2.1 There is no outstanding indebtedness of any Vendors to the Company.

5.3    EFFECT OF SALE OF SHARES

       5.3.1 The Warrantors have no knowledge, information or belief that after Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the proposed acquisition of the Company by the Purchaser:

              (a) any supplier of the Company will cease or be entitled to cease supplying it or may substantially reduce its supplies to it;

              (b) any client/customer of the Company will cease or be entitled to cease to deal with it or may substantially reduce its existing level of business with it; and

              (c) the Company will lose the benefit of any right or privilege which it enjoys.

       5.3.2  Compliance with the terms of this agreement does not and will not:

              (a) conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party, or any provision of the memorandum or articles of association of the Company or any encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Company is bound or subject;

              (b) relieve any person from any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to excise any right, whether under an agreement with or otherwise in respect of the Company;

              (c) result in the creation, imposition, crystallisation or enforcement of any encumbrance whatsoever on any of the assets of the Company;

              (d) result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity.

[PAGE 29]

5.4    CONDUCT OF BUSINESSES IN ACCORDANCE WITH MEMORANDA AND ARTICLES OF
       ASSOCIATION

       5.4.1 The Company has at all times carried on business and conducted its affairs in all respects in accordance with its memorandum and articles of association for the time being in force and any other documents to which it is or has been a party.

5.5    EXISTING SUPPLIERS AND CUSTOMERS

       5.5.1 So far as the Vendors are aware no customer of the Business will (as a result of the acquisition of the Business by the Purchaser or for any other reason) terminate or materially reduce, its relationship with the Business neither has any such customer threatened to do so;

       5.5.2 The details of the Customer List and information relating to the Computer Software and Intellectual Property Rights have been kept securely by the Vendors and so far as the Vendors are aware no third party or employee has obtained any information concerning the Customer List or such product which they may be able to use to the disadvantage of the Business.

5.6    LICENCES AND CONSENTS

       5.6.1 The Vendors have obtained all necessary software and other licences for the proper carrying on of the Business and is not aware that it is in breach of any of their terms or conditions.

5.7    JOINT VENTURES AND PARTNERSHIPS

       5.7.1  The Vendors:

              (a) are not and have not been a party to any joint venture or consortium or any partnership arrangement or agreement or to any agreement or arrangement for sharing commissions or other income relating to the Business;

              (b) do not conduct and have not conducted any part of the Business through a branch, agency or permanent establishment outside the United Kingdom;

              (c) are not a member of any partnership, trade association, society or other group, whether formal or informal and whether or not having a separate legal identity, in connection with the Business and no such body is relevant to or has any material influence over the Business as now carried on.

5.8    AGREEMENTS RELATING TO THE MANAGEMENT AND BUSINESS

       5.8.1 There are no arrangements or understandings (whether legally enforceable or not) between the Company and any person who is a


[PAGE 30]
              shareholder or the beneficial owner of any interest in it relating to the management of the Company's business, or the appointment or removal of directors of the Company, or the ownership or transfer of ownership or the letting of any of the assets of the Company, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from the Company, or in any other respect relating to its affairs.

5.9    AGENCY AGREEMENTS AND AGREEMENTS RESTRICTING BUSINESS

       5.9.1 The Company is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or any restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on, or which in any way restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

       5.9.2 The Company is not a party to any undertaking or assurances given to any court or governmental agency which is still in force.

5.9    UNFAIR TRADE AND RESTRICTIVE PRACTICES

       5.9.1 The Company has never committed or omitted to do any act or thing which could give rise to any fine or penalty; nor is the Company a party to any agreement, practice or arrangement which in whole or in part:

              (a) contravenes the provisions of the Trade Descriptions Acts 1968 and 1972;

              (b) would or might result in a reference of a consumer trade practice, within the meaning of the Fair Trade Act 1973 s 13, or be liable to reference to the Consumer Protection Advisory Committee under Part II of the said Act;

              (c) contravenes or is invalidated (in whole or part) by or is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977;

              (d) contravenes any other anti-trust, anti-monopoly or anti-cartel legislation or regulations.

       5.9.2 The Company has never engaged in any anti-competitive practice as defined in the Competition Act 1980.

5.10   LITIGATION, DISPUTES AND WINDING UP

       5.10.1 The Company has never engaged in any litigation or arbitration proceedings as plaintiff or defendant; there are no proceedings pending or threatened either by or against the Company; and there are no circumstances which are likely to give rise to any litigation or arbitration.

[PAGE 31]

       5.10.2 There is no dispute with any revenue or other official, department in the United Kingdom or elsewhere, in relation to the affairs of the Company, and there are no facts which may give rise to any dispute.

       5.10.3 There are no claims pending or threatened or capable of arising against the Company by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

       5.10.4 No order has been made or petition presented or resolution passed for the winding up of the Company; nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

5.11   COMPLIANCE WITH STATUTES

       5.11.1 Neither the Company nor any of its officers, agents or employees (during the course of their duties in relation to it) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any act, order, regulation or the like (whether of the United Kingdom or elsewhere) giving rise to any fine, penalty, default proceedings or other liability on its part.

       5.11.2 The Company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere.

5.12   DATA PROTECTION

       5.12.1 The Company has duly complied with all relevant requirements of the Data Protection Act 1984 including compliance with the following:

              (a)    the data protection principles established in that Act;

              (b)    requests from data subjects for access to data held by it;

              (c) the requirements relating to the registration of data users.

       5.12.2 The Company has not received a notice or allegation from either the Data Protection Registrar or a data subject alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom.

       5.12.3 No individual has claimed or will have the right to claim compensation from the Company under that Act for loss or unauthorised disclosure of data.

5.13   DOCUMENTS STAMPED

       5.13.1 All documents which in any way affect the right, title or interest of the Company in or to any of its property, undertaking or assets, or to which


[PAGE 30]
              the Company is a party, and which attract stamp duty, have been duly stamped within the requisite period for stamping.

5.14   TRANSACTIONS INVOLVING DIRECTORS

       5.14.1 The Company has not been a party to any transaction to which any of the provisions of CA s 320 or s 330 may apply.

5.15   POWERS OF ATTORNEY AND AUTHORITY

       5.15.1 No power of attorney given by the Company is in force.

       5.15.2 There are not outstanding any authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of the Company.

5.16   SUBSISTING CONTRACTS

       5.16.1 The Disclosure Letter contains accurate particulars of all the contracts and other engagements, whether written or oral, to which the Company is a party at the date of this agreement.

5.17   DEFAULTS UNDER AGREEMENTS BY COMPANY

       5.17.1 The Company is nor will it become with the lapse of time become:

              (a) in default under any agreement or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it;

              (b) in default under any obligations existing by reason of membership of any association or body.

5.18   GUARANTEES AND INDEMNITIES

       5.18.1 There is not now outstanding in respect of the Company any guarantee, or agreement for indemnity or for suretyship, given by it or for its accommodation.

6.     EMPLOYMENT

6.1    EMPLOYEES AND TERMS OF EMPLOYMENT

       6.1.1  The information relating to the Employees are set out in
              Schedule 7 is true and accurate.

7.     INTELLECTUAL PROPERTY RIGHTS AND TRADE SECRETS

       7.1.1 All Intellectual Property Rights used or required by the Company in connection with its business are in full force and effect and are vested in and beneficially owned by it.

       7.1.2 The business of the Company as now carried on does not and is not likely to infringe any Intellectual Property Right of any other person.

       7.1.3 The Company has not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know-how, trade secrets, confidential information, or lists of clients/customers.

8.     PROPERTIES

       8.1.1 The Company has no freehold or leasehold properties or any other property interest including licence or other contractual arrangement in respect of the occupation of premises.

                              SCHEDULE 4

                          DEED OF INDEMNITY

DEED OF INDEMNITY FOR TAXATION

DATE:

PARTIES:

1.     "The Vendors"    David Meyrick Billings, Deirdre Jennifer Swingler,
                        John David Swingler

2.     "The Purchaser"  Integrity Holdings Limited a company registered in
                        Nevada, USA whose registered office is at Suite 333, 3838 Camino Del Rio North, San Diego, California 92108-1789


RECITAL:

This deed is entered into pursuant to an agreement made between the Vendors
(1) and [                 ] ("the Purchaser") (2) ("the Agreement").

OPERATIVE PROVISIONS:

1.     DEFINITIONS

1.1 the following words and expressions have the following meanings, unless they are inconsistent with the context:

"Taxation"     means income tax (eg. PAYE), corporation tax, capital gains tax, inheritance tax, stamp duty, stamp duty reserve tax, rates, value added tax, customs and other import duties and national insurance contributions and any payment whatsoever which the Purchaser may be or become bound to make to any person as a result of any enactment relating to taxation and any other taxes, duties or levies supplementing or replacing any of the above; and

               all costs, charges, interest, fines, penalties and expenses incidental, or relating, to any Taxation.

"Relief" means any relief, allowance, exemption, set-off or deduction in computing or against profits, income or gains of any description or from any source, or credit against Taxation

"Liability to
  Taxation"    means any liability to make a payment in respect of Taxation

"Claim for
  Taxation"      means any notice, demand, assessment, letter or other
                 document issued, or action taken, by or on behalf of the Inland Revenue or Customs and Excise authorities or any other statutory or governmental authority or body whatsoever in any part of the world, whereby it appears that the Purchaser is or may be subject to a liability to Taxation
                 (whether or not it is primarily payable by the Purchaser and whether or not the Purchaser has or may have any right of reimbursement)

"Final
  Determination" means in relation to a Claim for Taxation where there is an appeal against that assessment:

                 an agreement under TMA s54 or any legislative provision corresponding to that section; or

                 a decision of a court or tribunal from which either no appeal lies, or in respect of which no appeal is made within the prescribed time limit.

2.     INDEMNITY

2.1 Subject as provided below, the Vendors covenant with the Purchaser that they will indemnify the Purchaser fully against:

2.1.1 either any Liability to Taxation or any depletion in the value of assets of the Purchaser arising by reason of or in consequence of or in connection with any Liability to Taxation;

2.1.2   any settlement of a Claim for Taxation; and

2.1.3 the costs incurred by the Purchaser in relation to any demands, actions, proceedings and claims in respect of Liabilities to Taxation or Claims for Taxation.

2.2 The indemnity in clause 2.1 shall apply only where the Liability to Taxation or the Claim for Taxation:

2.2.1 is made wholly in respect of or in consequence of any acts, omissions or transactions of the Purchaser or of the Vendors occurring or entered into on or before the date of this deed; or

2.2.2 results from or is calculated by reference to any actual or deemed income, profits or gains earned, received or accrued, or deemed to have been earned, received or accrued, on or before that date; or

2.2.3 results from or is made by reference to any dividend or distribution paid or made, or deemed to have been paid or made, before that date.


[mjs/d0599 page 36]

2.3 In respect of any payment due from the Vendors under clause 2.1, the Purchaser may if it is satisfied that it will be or has been subject to a Liability to Taxation calculate and demand in writing from the Vendors from time to time such amount as will ensure that the net receipt to the Purchaser (after Taxation) in respect of the payment is the same as it would have been were the payment not subject to Taxation in the hands of the Purchaser.

3.      EXCLUSIONS

3.1 The indemnity in clause 2.1 shall not apply to any Liability to Taxation or Claim for Taxation:

3.1.1 to the extent that an appropriate provision or reserve was made in the Principal Accounts or was specifically referred to in the notes to those Accounts;

3.1.2 for which the Purchaser is or may become liable wholly or primarily as a result of transactions in the normal course of its business after the Last Accounts Date;

3.1.3 to the extent that the Liability or Claim arises only of the appropriate provision or reserve in the Principal Accounts being insufficient by reason of any increase in rates of taxation made after the date of the Agreement;

3.1.4 which would not have arisen but for a voluntary act or transaction carried out by the Purchaser after the date of this deed otherwise than in the normal course of business;

3.1.5 to the extent that liability is excluded or limited under the provisions of Schedule 7 to the Agreement.

4.      MITIGATION

4.1 Except as provided in clause 4.2 the Vendors shall be liable under the indemnity in clause 2.1 notwithstanding any Reliefs, rights of repayment or other rights or claims of a similar nature, which may be available to any person entitled to the benefit of the indemnity to set against or otherwise mitigate any Liability to Taxation, so that the indemnity in clause 2.1 shall take effect as though no such Reliefs, rights of repayment or other rights or claims were available.

4.2 The provisions of clause 4.1 shall not apply if and to the extent that the Reliefs, rights of repayment, or other rights or claims mentioned in that clause arose:

4.2.1 wholly or mainly by reason of any act, omission or transaction of any Group Company before the Last Accounts Date;

4.2.2 wholly or mainly by reason of any act, omission or transaction of the Vendors which which does not cause the Purchaser to incur any liabilities, costs or expenses (unless the Purchaser receives a satisfactory indemnity against them) and, without prejudice to the generality of this clause, the Purchaser shall co-operate


[mjs/d0599 page 37]
        at the cost of the Vendors in making a claim for group relief which falls within this clause.

4.3 Where and to the extent that clause 4.2 applies, credit shall be given to the Vendors against any liability under this deed for any such Reliefs, rights of repayment or other rights or claims as are mentioned in clause 4.1.

4.4 When the Vendors have satisfied an obligation under this deed to indemnity the Purchaser against a Liability to Taxation and the Purchaser has (whether by operation of law, contract or otherwise) a right of reimbursement (including by way of indemnity) against any other person or persons in respect of the Liability to Taxation, the Purchaser shall take all reasonable steps to enforce the right, giving credit to the Vendors for any sum recovered by the Purchaser by reason of the right, or shall at the request and expense of the Vendors assign the right to the Vendors in such form as he shall reasonably require.

4.5     If:

4.5.1 any provision for Taxation contained in the Principal Accounts is or has been at the date that any payment is due to be made by the Vendors under clause 2 certified by the Purchaser's auditors at the Vendors' request and expense to be an over-provision; or

4.5.2 the tax liability which has resulted in the payment by the Vendors gives rise to a corresponding saving for any Group Company;

the value (as certified by the Purchasers auditors) of the over-provision or corresponding provision shall be set off first against the payment then due from the Vendors and secondly (to the extent there is any excess) against any further such payment(s) in chronological order until exhausted but if it is subsequently found that the over-provision or corresponding saving as certified was not in fact an over-provision or corresponding saving or that the certified amount or value was excessive any amount which has been set off under this clause in respect of the purported over-provision or corresponding saving shall on demand be repaid forthwith by the Vendors to the Purchaser or (as the case may be) to the appropriate Group Company.

5.      CONDUCT OF CLAIMS

5.1 The Purchaser shall notify the Vendors in writing of any Claim for Taxation which comes to its notice whereby it appears that the Vendors are or may become liable to indemnify the Purchaser under this deed. Where a time limit for appeal applies to the Claim, the notification shall be given as soon as reasonably possible after the date on which the Claim comes to the notice of the Purchaser but, where no time limit applies or the period to which the limit relates has not commenced, the notification shall be given within fifty six days of that date.

5.2 The Purchaser shall ensure that a Claim for Taxation to which this deed applies, is, so far as reasonably practicable, dealt with separately from claims to which it does not apply and is not paid prematurely; and for this purpose


[mjs/d0599 page 38]
      any payment made by the Purchaser to avoid incurring interest or any penalty in respect of unpaid taxation shall be deemed not to be paid prematurely.

5.3 Subject to clause 5.6 the Purchaser shall ensure at the request in writing of the Vendors that the Vendors shall be placed in a position to dispute on behalf of the Purchaser any Claim for Taxation to which this deed applies and shall render, or cause to be rendered, to the Vendors at his expense all such assistance as the Vendors, may reasonably require in disputing any Claim for Taxation.

5.4 Subject to clause 5.5, the Vendors shall not be entitled on behalf of the Purchaser to instruct such solicitors or other professional advisers as the Vendors, or a majority of them, may nominate to act on behalf of the Vendors or the Purchaser to the intent that the conduct, and costs and expenses, of the dispute shall be delegated entirely to and be borne solely by the Vendors. The costs arising from obtaining the determination of counsel shall be borne as to one half by the Vendors and as to the other half by the Purchaser.

      In connection with the conduct of any dispute relating to a Claim for Taxation to which this deed applies:

5.5.1 the Vendors shall keep the Purchaser fully informed of all relevant matters and the Vendors shall promptly forward or procure to be forwarded to the secretary of the Purchaser copies of all correspondence and other written communications pertaining thereto;

5.5.2 the appointment of solicitors or other professional advisers shall be subject to the approval of the Purchaser such approval not to be unreasonably withheld or delayed;

5.5.3 the Vendors shall make no settlement or compromise of the dispute, nor agree any matter in the conduct of the dispute which is likely to affect the amount involved or the future Liability to Taxation of the Purchaser without the prior approval of the Purchaser such approval not to be unreasonably withheld or delayed;

5.5.4 if any dispute arises between the Purchaser and the Vendors as to whether the Claim should at any time be settled in full or contested in whole or in part, the dispute shall be referred to the determination of a senior tax counsel of at least ten years standing appointed by agreement between the Purchaser and the Vendors, or (if they do not agree) upon the application by either party to the President for the time being of The Law Society, whose determination shall be final. The counsel shall be asked to advise whether in his opinion an appeal against the Claim would on the balance of probabilities be likely to succeed and as to how the costs of such dispute should be allocated between the Vendors and the Purchaser. Only if his opinion is in the affirmative shall be appeal be made and that Claim not then settled. Any further dispute arising between the Vendors and the Purchaser as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Purchaser) shall be resolved in a similar manner.


[PAGE 39]

5.6 The Vendors shall at the request of the Purchaser provide, to the reasonable satisfaction of the Purchaser, security or indemnities, or both, in respect of all the costs and expenses of disputing any Claim for Taxation to which this deed applies.

5.7 The Purchaser shall not be subject to any claim by or liability to, any of the Vendors on the ground that it has not complied with the foregoing provisions, if it has bona fide acted in accordance with the instructions or approval of the Vendors.

6.    DATES FOR AND QUANTUM OF PAYMENTS

6.1 This clause shall apply solely for determining the date on which any payments or repayments shall be made by or to the Vendors pursuant to this deed and (where expressly provided) the amounts of the payments or repayments.

6.2 The Vendors shall make payment to the Purchaser to the extent that and on the date on which the discharges or is deemed to discharge a Liability to Taxation in respect of which the Purchaser is entitled to be indemnified under this deed.

6.3 The Purchaser shall make a repayment to the Vendors to the extent that and on the date on which the Purchaser receives any repayment of any amount paid in respect of any Liability to Taxation pursuant to clause 6.2. Any repayment to the Vendors pursuant to this clause 6.3 shall not prejudice the right of the Purchaser to recover from the Vendors under this deed in the event that a further Liability to Taxation is imposed upon the Purchaser, whether in respect of matters to which the repayment relates or otherwise.

6.4 For the purposes of clause 6.2, the Purchaser shall be deemed to discharge a Liability to Taxation:

6.4.1 on the date on which the Purchaser pays any amount of Taxation;

6.4.2 on the date on which any Liability for Taxation would have fallen due but for Reliefs, rights of repayment or other rights or claims of a similar nature to which clause 4.1 applies.

6.5 For the purpose of clause 6.3, the Purchaser shall be deemed to receive a repayment:

6.5.1 on the date on which the Purchaser receives a repayment of Taxation to which clause 6.2 applies;

6.5.2 if and when the Purchaser would have received a repayment but for a Liability to Taxation in respect of which the Purchaser is not entitled to be indemnified under this Deed;

6.5.3 if and when the Purchaser would have received a repayment had the Liability to Taxation been discharged by a payment of Taxation; or


[PAGE 40]

6.5.4 if and when the Purchaser is able to obtain the benefit of a reduction in its Liability to Taxation as a result of the right to repayment.

6.6. Upon Final Determination of a relevant Claim for Taxation the Vendors shall promptly pay to the Purchaser such amount or further amount in addition to any sums already paid under this deed as is required to cover the full liability of the Vendors under this deed.

6.7 Any dispute in relation to the provisions of clauses 6.5 or 6.6 may be referred, by the Purchaser or the Vendors, to the auditors for the time being of the Purchaser, acting as experts and not as arbitrators, whose certificate shall be final and binding upon the parties in the absence of manifest error.

7.    GENERAL

7.1 This deed shall be binding on the Vendors and the respective successors and personal representatives of the partners of that firm.

7.2 The benefit of this deed may not be assigned in whole or in part by the Purchaser.

7.3 The provisions of the Agreement relating to notices shall apply to any notice to be given under, or in connection with, this deed.

7.4 The construction, validity and performance of this deed shall be governed by the laws of England.

IN WITNESS whereof this Deed has been executed and delivered the day and year first above written


[PAGE 41]

                   SCHEDULE 5

LIMITATIONS TO THE VENDORS' LIABILITY TO WARRANTY CLAIMS

1. In this Schedule "warranty claim" means any claim which would (but for the provisions of this Schedule) be capable of being made against the Vendors other than a claim based on fraud, wilful default or wilful failure to disclose.

2.     Notwithstanding the provisions of this Agreement:-

       2.1 the aggregate amount of the liability of the Vendors in respect of any warranty claim or claims shall be limited to L900,000.

       2.2 no liability shall attach to the Vendors in respect of any single warranty claim where the amount for which the Vendors would be liable under such claim is less than L2,500;

       2.3 the Vendors shall not be under any liability to make any payment in satisfaction of any warranty claim unless written particulars thereof (giving full details of the specific matter in respect of which such warranty claim is made) shall have been given to the Vendors within a period of [ ] from the date of this Agreement and unless legal proceedings in respect of the warranty claim are commenced and served upon the Vendors within 12 months after such written particulars have been given to that Vendors;

       2.4 the Vendors shall have no liability in respect of any warranty claim:-

             2.4.1 to the extent that it arises or is increased as a result of the passing of any legislation (or making of any subordinate legislation) with retrospective effect;

             2.4.2 if it would not have arisen but for anything voluntarily done or omitted to be done after Completion by the Purchaser or any of its respective agents or successors in title which was other than in the ordinary course of business and which the Purchaser knew or ought reasonably to have known could give rise to a warranty claim;

             2.4.3 to the extent that it relates to any loss for which the Purchaser is indemnified by insurance, or for which it would have been so indemnified if at the relevant time there had been maintained valid and adequate insurance cover of a type normally effected by prudent companies carrying on a business similar to that of the Business.

       2.5 where the Purchaser is entitled to recover from some other person any sum in respect of any matter or event which could give rise to a warranty claim, the Purchaser will take all appropriate steps to recover that sum before making the warranty claim, and any sum recovered will reduce the amount of the warranty claim (and, in the event of the recovery being delayed until after the warranty claim has been satisfied by the Vendors, will be paid to the Vendors, after deduction of all reasonable costs and expenses of the recovery);

       2.6 payment of any warranty claim shall pro tanto satisfy and discharge any other warranty claim which is capable of being made in respect of the same subject matter.

3. Upon the Purchaser becoming aware of any event whereby it appears that a warranty claim will or is likely to be made, the Purchaser will:-

       3.1 immediately notify the Vendors in writing of any warranty claim and of any matter which may give rise to a warranty claim.

       3.2 not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without prior consultation with the Vendors;

       3.3 at all times disclose in writing to the Vendors all information and documents relating to any warranty claim and, if requested by the Vendors, give the Vendors and its professional advisers reasonable access to the personnel of the Purchaser as the case may be and to any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Purchaser to enable the Vendors and its professional advisers to interview such personnel, and to examine such warranty claim, premises, chattels, accounts, documents and records and to take copies or photographs thereof at its own expense; and

       3.4 at the expense of the Vendors take such action as the Vendors may reasonably require to avoid, resist, contest or compromise any warranty claim or matter which may give rise to a warranty claim.

4. If any potential warranty claim shall arise by reason of a liability of the Vendors which is contingent only, then the Vendors shall not be under any obligation to make any payment pursuant to such warranty claim until such time as the contingent liability ceases to be contingent and becomes actual.

                                SCHEDULE 6

SHAREHOLDERS COVENANTS AND UNDERTAKINGS